EXHIBIT 12.2
DUKE REALTY LIMITED PARTNERSHIP
CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO
COMBINED FIXED CHARGES AND PREFERRED DISTRIBUTIONS
(in thousands, except ratios)

	Nine Months Ended September 30, 2012		Year Ended December 31, 2011		Year Ended December 31, 2010		Year Ended December 31, 2009		Year Ended December 31, 2008		Year Ended December 31, 2007
Net income (loss) from continuing operations, less preferred distributions	$(98,737)		$(63,536)		$(30,588)		$(306,948)		$18,071		$112,434
Preferred distributions	35,356		60,353		69,468		73,451		71,426		58,292
Interest expense	183,623		221,420		187,342		149,721		134,921		109,999
Earnings (loss) before fixed charges	$120,242		$218,237		$226,222		$(83,776)		$224,418		$280,725
Interest expense	$183,623		$221,420		$187,342		$149,721		$134,921		$109,999
Interest costs capitalized	6,199		4,335		11,498		26,864		53,456		59,167
Total fixed charges	189,822		225,755		198,840		176,585		188,377		169,166
Preferred distributions	35,356		60,353		69,468		73,451		71,426		58,292
Total fixed charges and preferred distributions	$225,178		$286,108		$268,308		$250,036		$259,803		$227,458
Ratio of earnings to fixed charges	N/A	(1)	N/A	(3)	1.14		N/A	(6)	1.19		1.66
Ratio of earnings to fixed charges and preferred distributions	N/A	(2)	N/A	(4)	N/A	(5)	N/A	(7)	N/A	(8)	1.23

(1)
N/A - The ratio is less than 1.0; deficit of $69.6 million exists for the nine months ended September 30, 2012. The calculation of earnings includes $279.1 million of non-cash depreciation and amortization expense.

(2)
N/A - The ratio is less than 1.0; deficit of $104.9 million exists for the nine months ended September 30, 2012. The calculation of earnings includes $279.1 million of non-cash depreciation and amortization expense.

(3)
N/A - The ratio is less than 1.0; deficit of $7.5 million exists for the year ended December 31, 2011. The calculation of earnings includes $328.2 million of non-cash depreciation and amortization expense.

(4)
N/A - The ratio is less than 1.0; deficit of $67.9 million exists for the year ended December 31, 2011. The calculation of earnings includes $328.2 million of non-cash depreciation and amortization expense.

(5)
N/A - The ratio is less than 1.0; deficit of $42.1 million exists for the year ended December 31, 2010. The calculation of earnings includes $277.4 million of non-cash depreciation and amortization expense.

(6)
N/A - The ratio is less than 1.0; deficit of $260.4 million exists for the year ended December 31, 2009. The calculation of earnings includes $243.1 million of non-cash depreciation and amortization expense.

(7)
N/A - The ratio is less than 1.0; deficit of $333.8 million exists for the year ended December 31, 2009. The calculation of earnings includes $243.1 million of non-cash depreciation and amortization expense.

(8)
N/A - The ratio is less than 1.0; deficit of $35.4 million exists for the year ended December 31, 2008. The calculation of earnings includes $210.9 million of non-cash depreciation and amortization expense.